Exhibit 99.1

Focus Financial Partners Reports Second Quarter 2019 Results

Year-Over-Year Revenue Growth above 30%
for the Fifth Consecutive Quarter Reporting as a Public Company
 Growth Supported by Strong M&A Activity

New York, New York — August 8, 2019 — Focus Financial Partners Inc. (Nasdaq: FOCS) (“Focus Inc.”, “Focus”, the “Company”, “we”, “us” or “our”), a leading partnership of independent, fiduciary wealth management firms, today reported results for its second quarter ended June 30, 2019.

Second Quarter 2019 Highlights

•                  Total revenues of $301.5 million, reflecting year-over-year growth of 30.3%

•                  Organic revenue growth(1) rate of 18% year-over-year

•                  GAAP net income of $3.1 million

•                  GAAP basic and diluted net income per share of $0.02

•                  Adjusted Net Income(2) of $41.2 million, 42.1% higher than the prior year quarter

•                  Adjusted Net Income Per Share(2) of $0.55, reflecting year-over-year growth of 37.5%

•                  Closed on two new partner firms, added acquired base earnings(1) of $6.7 million

•                  Closed on nine mergers for existing partner firms

(1)         Please see footnotes 2 and 6 under “How We Evaluate Our Business” later in this press release

(2)         Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.

“We had an excellent second quarter and first half of 2019, characterized by the strong performance of our partner firms and access to highly attractive opportunities to deploy our capital,” said Rudy Adolf, Founder, CEO and Chairman. “Our model continues to resonate with wealth management firms and our momentum is excellent. We participate in a multi-trillion dollar industry that is experiencing rapid secular growth and consolidation. We are a significant beneficiary and driver of this evolution because we have the advantage of a long-standing track record and access to inexpensive debt capital, as well as industry-leading M&A expertise and the benefits of scale. We believe that we have established a unique position in this market with an enviable partnership of firms. We are excited about the future of our business.”

“Our business again generated year-over-year growth in excess of 30% for revenues and adjusted net income per share, well above our stated annual targets of 20% for each,” said Jim Shanahan, Chief Financial Officer. “Our IPO further raised our visibility, generating a far greater number of M&A opportunities than we had initially anticipated. We are capitalizing on these transactions because they represent substantial future growth and diversification benefits for our business, in turn creating attractive, incremental value for our shareholders. Year-to-date through August 8th, we closed 30 transactions, including 6 direct acquisitions and 24 mergers. We have already exceeded our 2018 full-year deal volume by 20% and our second half transactional momentum remains strong.”

Presentation

This press release presents our results of operations and financial position, including consolidation of our investment in Focus Financial Partners, LLC (“Focus LLC”), since July 30, 2018.  Prior to July 30, 2018, the closing date of our initial public offering (“IPO”), the financial statements included herein represent those of Focus LLC. The financial results of Focus Inc. prior to July 30, 2018 have not been included in these financial statements as it had not engaged in any business activities during such period. Accordingly, these results do not purport to reflect what the results of operations of Focus Inc. would have been had Focus Inc.’s IPO and related transactions occurred prior to July 30, 2018.

2019 Second Quarter Financial Highlights

Total revenues were $301.5 million, 30.3%, or $70.1 million higher than the second quarter of the prior year.  The primary driver of this increase was revenue growth from our existing partner firms of approximately $41.5 million. The majority of this growth was the result of higher wealth management fees, which included the effect of mergers completed by our partner firms in the last twelve months. The balance of the increase of $28.6 million was due to revenue from new partner firms acquired over the twelve months ended June 30, 2019.

An estimated 70%, or approximately $212.2 million, of revenues were correlated to the financial markets, primarily equities and fixed income, of which 70%, or approximately $148.1 million, were generated from advance billings. The remaining 30%, or approximately $89.3 million, of revenues were not correlated to the markets. These revenues typically consist of fixed fees for investment advice, tax fees and family office type services, primarily for high and ultra-high net worth clients. In excess of 95% of total revenues were fee-based and recurring.

Organic revenue growth(1) was 18.0%, higher than the 16.7% for the prior year quarter, reflecting the positive impact of the 27 mergers we have completed since July 1, 2018. We anticipate that our organic revenue growth for the third quarter of 2019 will be in excess of 15%.

GAAP net income increased to $3.1 million compared to a net loss of $7.7 million in the prior year quarter. Adjusted Net Income(2) was $41.2 million, an increase of 42.1%, or $12.2 million over the prior year quarter. Adjusted Net Income Per Share(2) was $0.55 per share, $0.15, or 37.5%, higher year-over-year, reflecting acquisition activity completed over the past year as well as strong organic growth and the net reduction in interest expense primarily related to the repayment of our $207.0 million Second Lien Term Loan in July 2018.

2019 First Half Financial Highlights

Total revenues were $561.5 million, 31.3%, or $133.8 million higher than the first six months of the prior year. The primary driver of this increase was revenue growth from our existing partner firms of approximately $88.2 million. The majority of this growth was the result of higher wealth management fees, which include the effect of mergers completed by our partner firms in the last twelve months, as well as a full period of revenue recognized during the first half of 2019 for partner firms that were acquired in the first half of 2018. The balance of the increase of $45.6 million was due to revenue from new partner firms acquired over the twelve months ended June 30, 2019.

Organic revenue growth(1) was 11.0%, compared to 16.9% for the prior year period. Organic growth in the first half of 2019 was strong despite the effect of the 2018 fourth quarter decline in the financial markets and the advanced billing structure utilized by certain of our partner firms.

GAAP net income increased to $0.3 million compared to a net loss of $19.7 million in the prior year period. Adjusted Net Income(2) was $76.9 million, an increase of 41.3%, or $22.5 million over the prior year period. Adjusted Net Income Per Share(2) was $1.03 per share, $0.27, or 35.5%, higher year-over-year, reflecting acquisition activity completed over the past year as well as strong organic growth and the net reduction in interest expense primarily related to the repayment of our $207.0 million Second Lien Term Loan in July 2018.

(1)         Please see footnote 2 under “How We Evaluate Our Business” later in this press release.

(2)         Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.

Balance Sheet and Liquidity

As of June 30, 2019, cash and cash equivalents were $37.9 million and debt outstanding under the Company’s credit facilities was approximately $1.1 billion.

Of the total debt outstanding as of June 30, 2019, approximately $795.0 million were borrowings under our First Lien Term Loan (“Term Loan”) and $320.0 million were borrowings under our First Lien Revolver (“Revolver”). Our net leverage ratio at June 30, 2019 was 4.05x, reflecting our continued strong M&A momentum during the second quarter.

At the end of July 2019, we took advantage of the positive credit environment and closed on an incremental $350.0 million Term Loan (upsized by $50 million as a result of strong lender demand), the proceeds of which were used to reset our Revolver dry powder for M&A activity. There were no changes to the existing terms of our Term Loan or Revolver as a result of this transaction, other than an increase in the Term Loan quarterly amortization payment from $2.0 million to $2.9 million. While we continue to prudently manage our credit and leverage profile, this transaction will increase our flexibility to capitalize on the secular tailwinds shaping the RIA industry and position our business for future growth.

Teleconference, Webcast and Presentation Information

Founder, CEO and Chairman, Rudy Adolf, and Chief Financial Officer, Jim Shanahan, will host a conference call today, August 8, 2019 at 8:30 a.m. Eastern Time to discuss the Company’s 2019 second quarter results and outlook. The call can be accessed by dialing +1-877-504-6131 (inside the U.S.) or +1-786-815-8445 (outside the U.S.) and entering the passcode 7789612.

A live, listen-only webcast, together with a slide presentation titled “2019 Second Quarter Earnings Release Supplement” dated August 8, 2019, will be available under “Events” in the “Investor Relations” section of the Company’s website, www.focusfinancialpartners.com. A webcast replay of the call will be available shortly after the event at the same address.

About Focus Financial Partners Inc.

Focus Financial Partners is a leading partnership of independent, fiduciary wealth management firms. Focus provides access to best practices, resources, and continuity planning for its partner firms who serve individuals, families, employers and institutions with comprehensive wealth management services. Focus partner firms maintain their operational independence, while they benefit from the synergies, scale, economics and best practices offered by Focus to achieve their business objectives.

Cautionary Note Concerning Forward-Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s annual report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

Investor and Media Contact Information

Tina Madon

Head of Investor Relations & Corporate Communications

Tel: (646) 813-2909

tmadon@focuspartners.com

How We Evaluate Our Business

We focus on several key financial metrics in evaluating the success of our business, the success of our partner firms and our resulting financial position and operating performance. Key metrics for the three and six months ended June 30, 2018 and 2019 include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2019	2018	2019
	(dollars in thousands, except share and per share data)
Revenue Metrics:
Revenues	$231,435	$301,545	$427,664	$561,469
Revenue growth (1) from prior period	47.2%	30.3%	46.1%	31.3%
Organic revenue growth (2) from prior period	16.7%	18.0%	16.9%	11.0%

Management Fees Metrics (operating expense):
Management fees	$60,559	$79,252	$106,859	$136,258
Management fees growth (3) from prior period	53.1%	30.9%	46.8%	27.5%
Organic management fees growth (4) from prior period	22.1%	16.5%	22.4%	6.6%

Adjusted EBITDA Metrics:
Adjusted EBITDA (5)	$51,890	$62,953	$96,111	$117,467
Adjusted EBITDA growth (5) from prior period	58.9%	21.3%	58.0%	22.2%

Adjusted Net Income Metrics:
Adjusted Net Income (5)	$29,012	$41,232	$54,468	$76,946
Adjusted Net Income growth (5) from prior period	37.6%	42.1%	38.1%	41.3%

Adjusted Net Income Per Share Metrics:
Adjusted Net Income Per Share (5)	$0.40	$0.55	$0.76	$1.03
Adjusted Net Income Per Share growth (5) from prior period	37.6%	37.5%	38.1%	35.5%
Adjusted Shares Outstanding (5)	71,843,916	74,444,102	71,843,916	74,422,405

Other Metrics:
Acquired Base Earnings (6)	$23,800	$6,725	$26,550	$18,638
Number of partner firms at period end (7)	56	62	56	62

(1)         Represents period-over-period growth in our GAAP revenue.

(2)         Organic revenue growth represents the period-over-period growth in revenue related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that for the entire periods presented, are included in our consolidated statements of operations for each of the entire periods presented. We believe these growth statistics are useful in that they present full-period revenue growth of partner firms on a ‘‘same store’’ basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(3)         The terms of our management agreements entitle the management companies to management fees typically consisting of all Earnings Before Partner Compensation (“EBPC”) in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Management fees growth represents the growth in GAAP management fees earned by management companies. While an expense, we believe that growth in management fees reflect the strength of the partnership.

(4)         Organic management fee growth represents the period-over-period growth in management fees earned by management companies related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that for the entire periods presented, are included in our consolidated statements of operations for each of the entire periods presented.  We believe that these growth statistics are useful in that they present full-period growth of management fees on a ‘‘same store’’ basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(5)         For additional information regarding Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income Per Share and Adjusted Shares Outstanding, including a reconciliation of Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income Per Share to the most directly comparable GAAP financial measure, please read ‘‘Reconciliation of Non-GAAP Financial Measures—Adjusted EBITDA’’ and ‘‘Reconciliation of Non-GAAP Financial Measures —Adjusted Net Income and Adjusted Net Income Per Share’’.

(6)         The terms of our management agreements entitle the management companies to management fees typically consisting of all future EBPC of the acquired wealth management firm in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Acquired Base Earnings is equal to our retained cumulative preferred position in Base Earnings. We are entitled to receive these earnings notwithstanding any earnings that we are entitled to receive in excess of Target Earnings. Base Earnings may change in future periods for various business or contractual matters. For example, from time to time when a partner firm consummates an acquisition, the management agreement among the partner firm, the management company and the principals is amended to adjust Base Earnings and Target Earnings to reflect the projected post-acquisition earnings of the partner firm.

(7)         Represents the number of partner firms on the last day of the period presented. The number includes new partner firms acquired during the period reduced by any partner firms that merged with existing partner firms prior to the last day of the period.

Unaudited Condensed Consolidated Financial Statements

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated statements of operations

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2019	2018	2019
REVENUES:
Wealth management fees	$216,328	$283,296	$400,651	$526,380
Other	15,107	18,249	27,013	35,089
Total revenues	231,435	301,545	427,664	561,469
OPERATING EXPENSES:
Compensation and related expenses	81,273	105,531	154,622	206,979
Management fees	60,559	79,252	106,859	136,258
Selling, general and administrative	41,493	59,736	77,780	111,993
Management contract buyout	—	—	—	1,428
Intangible amortization	22,290	31,221	41,784	59,962
Non-cash changes in fair value of estimated contingent consideration	11,944	3,847	18,315	11,261
Depreciation and other amortization	2,162	2,425	4,044	4,738
Total operating expenses	219,721	282,012	403,404	532,619
INCOME FROM OPERATIONS	11,714	19,533	24,260	28,850
OTHER INCOME (EXPENSE):
Interest income	235	339	377	536
Interest expense	(18,212)	(14,424)	(32,484)	(27,283)
Amortization of debt financing costs	(929)	(782)	(1,888)	(1,564)
Gain on sale of investment	—	—	5,509	—
Loss on extinguishment of borrowings	—	—	(14,011)	—
Other income (expense) —net	203	(468)	296	(704)
Income from equity method investments	79	329	153	643
Total other expense—net	(18,624)	(15,006)	(42,048)	(28,372)
INCOME (LOSS) BEFORE INCOME TAX	(6,910)	4,527	(17,788)	478
INCOME TAX EXPENSE	746	1,425	1,922	204
NET INCOME (LOSS)	$(7,656)	3,102	$(19,710)	274
Non-controlling interest		(2,306)		(2,420)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS		$796		$(2,146)

Income (loss) per share of Class A common stock:
Basic		$0.02		$(0.05)
Diluted		$0.02		$(0.05)

Weighted average shares of Class A common stock outstanding:
Basic		46,696,200		46,455,238
Diluted		46,721,559		46,455,238

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated balance sheets

(In thousands, except share and per share data)

	December 31,	June 30,
	2018	2019
ASSETS
Cash and cash equivalents	$33,213	$37,944
Accounts receivable less allowances of $576 at 2018 and $785 at 2019	98,596	118,674
Prepaid expenses and other assets	76,150	70,950
Fixed assets—net	24,780	34,363
Operating lease assets	—	168,867
Debt financing costs—net	12,340	10,993
Deferred tax assets—net	70,009	77,045
Goodwill	860,495	988,706
Other intangible assets—net	762,195	913,110
TOTAL ASSETS	$1,937,778	$2,420,652
LIABILITIES AND EQUITY
LIABILITIES
Accounts payable	$8,935	$12,216
Accrued expenses	36,252	45,456
Due to affiliates	39,621	23,156
Deferred revenue	6,215	6,183
Other liabilities	158,497	178,016
Operating lease liabilities	—	180,451
Borrowings under credit facilities (stated value of $838,985 and $1,114,970 at December 31, 2018 and June 30, 2019, respectively)	836,582	1,112,784
Tax receivable agreements obligation	39,156	46,535
TOTAL LIABILITIES	1,125,258	1,604,797
EQUITY
Class A common stock, par value $0.01, 500,000,000 shares authorized; 46,265,903 and 47,116,817 shares issued and outstanding at December 31, 2018 and June 30, 2019, respectively	462	471
Class B common stock, par value $0.01, 500,000,000 shares authorized; 22,823,272 and 22,308,446 shares issued and outstanding at December 31, 2018 and June 30, 2019, respectively	228	223
Additional paid-in capital	471,386	489,566
Accumulated deficit	(590)	(2,736)
Accumulated other comprehensive loss	(1,824)	(2,000)
Total shareholders’ equity	469,662	485,524
Non-controlling interest	342,858	330,331
Total equity	812,520	815,855
TOTAL LIABILITIES AND EQUITY	$1,937,778	$2,420,652

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated statements of cash flows

(In thousands)

	Six Months Ended
	June 30,
	2018	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(19,710)	$274
Adjustments to reconcile net income (loss) to net cash provided by operating activities—net of effect of acquisitions:
Intangible amortization	41,784	59,962
Depreciation and other amortization	4,044	4,738
Amortization of debt financing costs	1,888	1,564
Non-cash equity compensation expense	7,555	9,099
Non-cash changes in fair value of estimated contingent consideration	18,315	11,261
Income from equity method investments	(153)	(643)
Distributions received from equity method investments	613	618
Other non-cash items	(203)	843
Loss on extinguishment of borrowings	14,011	—
Changes in cash resulting from changes in operating assets and liabilities:
Accounts receivable	(21,467)	(18,219)
Prepaid expenses and other assets	(14,791)	3,220
Accounts payable	3,324	389
Accrued expenses	12,358	25,166
Due to affiliates	(7,548)	(16,518)
Other liabilities	(2,600)	(24,848)
Deferred revenue	(268)	(1,688)
Net cash provided by operating activities	37,152	55,218
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions and contingent consideration—net of cash acquired	(215,332)	(289,101)
Purchase of fixed assets	(4,429)	(10,060)
Investment and other	(24,300)	—
Net cash used in investing activities	(244,061)	(299,161)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	200,000	370,000
Repayments of borrowings under credit facilities	(4,477)	(94,014)
Contingent consideration paid	(4,814)	(16,293)
Payments of debt financing costs	(1,981)	—
Proceeds from exercise of stock options	—	796
Payments on finance lease obligations	(116)	(94)
Distributions for unitholders	(506)	(11,734)
Net cash provided by financing activities	188,106	248,661
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(80)	13
CHANGE IN CASH AND CASH EQUIVALENTS	(18,883)	4,731
CASH AND CASH EQUIVALENTS:
Beginning of period	51,455	33,213
End of period	$32,572	$37,944

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is defined as net income (loss) excluding interest income, interest expense, income tax expense (benefit), amortization of debt financing costs, intangible amortization and impairments, if any, depreciation and other amortization, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, gain on sale of investment, loss on extinguishment of borrowings, other expense/income, net, other one-time transaction expenses, and management contract buyout, if any. We believe that Adjusted EBITDA, viewed in addition to and not in lieu of, our reported GAAP results, provides additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

•                  Non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; stock-based compensation expense is not a key measure of our operating performance;

•                  Contingent consideration or earn outs can vary substantially from company to company and depending upon each company’s growth metrics and accounting assumption methods, the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and

•                  Amortization expenses can vary substantially from company to company and from period to period depending upon each company’s financing and accounting methods; the fair value and average expected life of acquired intangible assets and the method by which assets were acquired; the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

We use Adjusted EBITDA:

•                  As a measure of operating performance;

•                  For planning purposes, including the preparation of budgets and forecasts;

•                  To allocate resources to enhance the financial performance of our business; and

•                  To evaluate the effectiveness of our business strategies.

Adjusted EBITDA does not purport to be an alternative to net income (loss) or cash flows from operating activities. The term Adjusted EBITDA is not defined under GAAP, and Adjusted EBITDA is not a measure of net income (loss), operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•                  Adjusted EBITDA does not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;

•                  Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; and

•                  Adjusted EBITDA does not reflect the interest expense on our debt or the cash requirements necessary to service interest or principal payments.

In addition, Adjusted EBITDA can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by relying also on the GAAP results and using Adjusted EBITDA as supplemental information.

Set forth below is a reconciliation of net income (loss) to Adjusted EBITDA for the three and six months ended June 30, 2018 and 2019:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2019	2018	2019
	(In thousands)
Net income (loss)	$(7,656)	$3,102	$(19,710)	$274
Interest income	(235)	(339)	(377)	(536)
Interest expense	18,212	14,424	32,484	27,283
Income tax expense	746	1,425	1,922	204
Amortization of debt financing costs	929	782	1,888	1,564
Intangible amortization	22,290	31,221	41,784	59,962
Depreciation and other amortization	2,162	2,425	4,044	4,738
Non-cash equity compensation expense	3,701	5,178	7,555	9,099
Non-cash changes in fair value of estimated contingent consideration	11,944	3,847	18,315	11,261
Gain on sale of investment	—	—	(5,509)	—
Loss on extinguishment of borrowings	—	—	14,011	—
Other expense (income), net	(203)	468	(296)	704
Management contract buyout	—	—	—	1,428
Other one-time transaction expenses	—	420	—	1,486
Adjusted EBITDA	$51,890	$62,953	$96,111	$117,467

Adjusted Net Income and Adjusted Net Income Per Share

We analyze our performance using Adjusted Net Income and Adjusted Net Income Per Share. Adjusted Net Income and Adjusted Net Income Per Share are non-GAAP measures. We define Adjusted Net Income as net income (loss) excluding income tax expense (benefit), amortization of debt financing costs, intangible amortization and impairments, if any, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, gain on sale of investment, loss on extinguishment of borrowings,  management contract buyout, if any, and other one-time transaction expenses. The calculation of Adjusted Net Income also includes adjustments to reflect (i) a pro forma 27% income tax rate assuming all earnings of Focus LLC were recognized by Focus Inc. and no earnings were attributable to non-controlling interests and (ii) tax adjustments from intangible asset related income tax benefits from acquisitions based on a pro forma 27% tax rate.

Adjusted Net Income Per Share for the three and six months ended June 30, 2019 is calculated by dividing Adjusted Net Income by the Adjusted Shares Outstanding. Adjusted Shares Outstanding for the three and six months ended June 30, 2019 includes: (i) the weighted average shares of Class A common stock outstanding during the periods, (ii) the weighted average incremental shares of Class A common stock related to stock options and unvested Class A common stock, if any, outstanding during the periods, (iii) the weighted average number of Focus LLC common units outstanding during the periods (assuming that 100% of such Focus LLC common units have been exchanged for Class A common stock) and (iv) the weighted average number of common unit equivalents of Focus LLC vested and unvested incentive units outstanding during the periods based on the closing price of our Class A common stock on the last trading day of the periods (assuming that 100% of such Focus LLC common units have been exchanged for Class A common stock).

Adjusted Net Income Per Share for the periods prior to July 30, 2018 is calculated by dividing Adjusted Net Income by the Adjusted Shares Outstanding. Adjusted Shares Outstanding for the periods prior to July 30, 2018 was 71,843,916 and includes all vested and unvested shares of Class A common stock issued in connection with the IPO and Reorganization Transactions, assumes that all vested non-compensatory stock options and unvested compensatory stock options outstanding at the closing of the IPO have been exercised (assuming vesting of unvested compensatory stock options and a then-current value of the Class A common stock equal to the $33.00 IPO price) and assumes that 100% of the Focus LLC common units and vested and unvested incentive units outstanding at the closing of the IPO have been exchanged for Class A common stock (assuming vesting of the unvested incentive units and a then-current value of the Focus LLC common units equal to the $33.00 IPO price).

We believe that Adjusted Net Income and Adjusted Net Income Per Share, viewed in addition to and not in lieu of, our reported GAAP results, provide additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

•                  Non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; stock-based compensation expense is not a key measure of our operating performance;

•                  Contingent consideration or earn outs can vary substantially from company to company and depending upon each company’s growth metrics and accounting assumption methods; the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and

•                  Amortization expenses can vary substantially from company to company and from period to period depending upon each company’s financing and accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired; the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

Adjusted Net Income and Adjusted Net Income Per Share do not purport to be an alternative to net income (loss) or cash flows from operating activities. The terms Adjusted Net Income and Adjusted Net Income Per Share are not defined under GAAP, and Adjusted Net Income and Adjusted Net Income Per Share are not a measure of net income (loss), operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted Net Income and Adjusted Net Income Per Share have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•                  Adjusted Net Income and Adjusted Net Income Per Share do not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;

•                  Adjusted Net Income and Adjusted Net Income Per Share do not reflect changes in, or cash requirements for, working capital needs; and

•                  Other companies in the financial services industry may calculate Adjusted Net Income and Adjusted Net Income Per Share differently than we do, limiting its usefulness as a comparative measure.

In addition, Adjusted Net Income and Adjusted Net Income Per Share can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by relying also on the GAAP results and use Adjusted Net Income and Adjusted Net Income Per Share as supplemental information.

Set forth below is a reconciliation of net income (loss) to Adjusted Net Income and Adjusted Net Income Per Share for the three and six months ended June 30, 2018 and 2019:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2019	2018	2019
	(In thousands, except share and per share data)
Net income (loss)	$(7,656)	$3,102	$(19,710)	$274
Income tax expense	746	1,425	1,922	204
Amortization of debt financing costs	929	782	1,888	1,564
Intangible amortization	22,290	31,221	41,784	59,962
Non-cash equity compensation expense	3,701	5,178	7,555	9,099
Non-cash changes in fair value of estimated contingent consideration	11,944	3,847	18,315	11,261
Gain on sale of investment	—	—	(5,509)	—
Loss on extinguishment of borrowings	—	—	14,011	—
Management contract buyout	—	—	—	1,428
Other one-time transaction expenses (1)	—	420	—	1,486
Subtotal	$31,954	$45,975	$60,256	$85,278
Pro forma income tax expense (27%) (2)	(8,628)	(12,413)	(16,269)	(23,025)
Tax Adjustments (2) (3)	5,686	7,670	10,481	14,693
Adjusted Net Income	$29,012	$41,232	$54,468	$76,946
Adjusted Shares Outstanding (4)	71,843,916	74,444,102	71,843,916	74,422,405
Adjusted Net Income Per Share	$0.40	$0.55	$0.76	$1.03

Calculation of Adjusted Shares Outstanding:
Weighted average shares of Class A common stock outstanding—basic (5)	—	46,696,200	—	46,455,238
Adjustments:
Shares of Class A common stock issued in connection with the IPO and Reorganization Transactions (6)	42,529,651	—	42,529,651	—
Weighted average incremental shares of Class A common stock related to stock options and unvested Class A common stock (7)	—	25,359	—	16,607
Weighted average Focus LLC common units outstanding (8)	22,499,665	22,488,713	22,499,665	22,635,388
Weighted average common unit equivalent of Focus LLC incentive units outstanding (9)	6,814,600	5,233,830	6,814,600	5,315,172
Adjusted Shares Outstanding (4)	71,843,916	74,444,102	71,843,916	74,422,405

(1)   Relates to one-time expenses related to (a) Loring Ward severance cash compensation of $280 during the three months ended March 31, 2019, which were recorded in compensation and related expenses and (b) transaction expenses of $786 and $420, associated with the acquisition of Loring Ward, which were recorded in selling, general and administrative expenses during the three months ended March 31, 2019 and June 30, 2019, respectively.

(2)   For periods ended prior to the closing of the IPO and the consummation of the related reorganization transactions on July 30, 2018, these adjustments are being made for comparative purposes only.

(3)   As of June 30, 2019, estimated tax adjustments from intangible asset related income tax benefits from closed acquisitions based on a pro forma 27% tax rate for the next 12 months is $30,769.

(4)   For historical periods prior to the closing of the IPO and consummation of the related reorganization transactions on July 30, 2018, the Adjusted Shares Outstanding are deemed to be outstanding for comparative purposes only.

(5)   Represents our GAAP weighted average Class A common stock outstanding—basic.

(6)   The issuance of Class A common stock that occurred upon closing of the IPO and the consummation of related reorganization transactions on July 30, 2018 is assumed to have occurred as of January 1, 2018 for comparative purposes.

(7)   The incremental shares for the six months ended June 30, 2019 related to unvested Class A common stock as calculated using the treasury stock method were not included in the calculation of the GAAP weighted average shares of Class A common stock—diluted as the result would have been anti-dilutive.

(8)   Assumes that 100% of the Focus LLC common units were exchanged for Class A common stock.

(9)   Assumes that 100% of the vested and unvested Focus LLC incentive units were converted into Focus LLC common units based on the closing price of our Class A common stock at the end of the respective period and such Focus LLC common units were exchanged for Class A common stock. For the periods ending prior to July 30, 2018, the conversion to Focus LLC common units was based on the $33.00 IPO price.

Supplemental Information

Economic Ownership

The following table provides supplemental information regarding the economic ownership of Focus Financial Partners, LLC, as of June 30, 2019:

	As of June 30, 2019
	Interest	%
Economic Ownership of Focus Financial Partners, LLC Interests:
Focus Financial Partners Inc. (1)	47,116,817	63.2%
Non-Controlling Interests (2)	27,434,034	36.8%
Total	74,550,851	100.0%

(1)   Includes 118,169 unvested common units.

(2)   Includes 5,125,588 Focus LLC common units issuable upon conversion of the outstanding 17,830,564 vested and unvested incentive units (assuming vesting of the unvested incentive units and a June 30, 2019 period end value of the Focus LLC common units equal to $27.31).

Class A and Class B Common Stock Outstanding

The following table provides supplemental information regarding the Company’s Class A and Class B common stock:

	Q2 2019 Weighted Average Outstanding	Number of Shares Outstanding at June 30, 2019	Number of Shares Outstanding at August 5, 2019
Class A	46,696,200	47,116,817	47,116,817
Class B	22,488,713	22,308,446	22,308,446

Incentive Units

The following table provides supplemental information regarding the outstanding Focus LLC vested and unvested Incentive Units (“IUs”) at June 30, 2019. The vested IUs in future periods can be exchanged into shares of Class A common stock (after conversion into a number of Focus LLC common units that takes into account the then-current value of common units and such IUs aggregate hurdle amount), and therefore, the Company calculates the Class A common stock equivalent of such IUs for purposes of calculating Adjusted Net Income per Share.  The period-end share price of the Company’s Class A common stock is used to calculate the intrinsic value of the outstanding Focus LLC IUs in order to calculate a Focus LLC common unit equivalent of the Focus LLC IUs.

Focus Financial Partners, LLC Incentive Units by Hurdle at June 30, 2019:

Hurdle Rates	Number Outstanding
$1.42	175,421
5.50	97,798
6.00	56,702
7.00	482,545
9.00	2,001,982
11.00	1,271,965
12.00	520,000
13.00	842,418
14.00	56,205
16.00	168,552
17.00	80,000
19.00	865,731
21.00	3,975,500
22.00	1,289,667
23.00	524,828
27.00	29,484
28.50	1,646,766
33.00	3,715,000
36.64	30,000
17,830,564